KPMG LLP 811 Main Street Houston, TX 77002 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-186228, No. 333-239617, No. 333-258417, and No. 333-272483) on Form S-8 and (No. 333-267994) on Form S-3 of our reports dated March 5, 2024, with respect to the consolidated financial statements of Bristow Group Inc. and the effectiveness of internal control over financial reporting. /s/ KPMG LLP Houston, Texas March 5, 2024 Exhibit 23.3